Exhibit (10)(d)












                      EMPLOYMENT AGREEMENT

                  DATED AS OF JANUARY 30, 1994

      BETWEEN BERNARD CAMMARATA AND THE TJX COMPANIES, INC.



                                 INDEX                            PAGE


1.   EFFECTIVE DATE; TERM OF AGREEMENT.........................     1

2.   SCOPE OF EMPLOYMENT.......................................     1

3.   COMPENSATION AND BENEFITS.................................     2

4.   SUCCESSION................................................     6

5.   OTHER TERMINATION OF EMPLOYMENT; IN GENERAL...............     7

6.   BENEFITS UPON NON-VOLUNTARY TERMINATION OF EMPLOYMENT.....     8

7.   TERMINATION FOR CAUSE; VIOLATION OF CERTAIN AGREEMENTS....    12

8.   BENEFITS UPON CHANGE IN CONTROL...........................    12

9.   AGREEMENT NOT TO SOLICIT OR COMPETE.......................    12

10.  ASSIGNMENT................................................    14

11.  NOTICES...................................................    14

12.  WITHHOLDING...............................................    14

13.  GOVERNING LAW.............................................    14

14.  ARBITRATION...............................................    14

15.  ENTIRE AGREEMENT..........................................    15

EXHIBIT A

     Terms of Performance-Based Deferred Stock ("PBDS")........   A-1

EXHIBIT B

     Definition Of "Earnings Per Share"........................   B-1

EXHIBIT C

     Certain Definitions.......................................   C-1

EXHIBIT D

     Definition of "Change of Control".........................   D-1

EXHIBIT E

     Change Of Control Benefits................................   E-1



                                        BERNARD CAMMARATA






                      EMPLOYMENT AGREEMENT

     AGREEMENT dated as of January 30, 1994 between BERNARD CAMMARATA of One Thornton Lane, Concord, Massachusetts 01742 ("Executive") and The TJX Companies, Inc., a Delaware corporation whose principal office is in Framingham, Massachusetts 01701.

                            RECITALS

     Executive has been employed by The TJX Companies, Inc. (the "Company") as its President and Chief Executive Officer pursuant to an employment agreement dated as of June 1, 1989 and amendments thereto (the "Prior Agreement"). The Company and Executive intend that Executive should continue to serve as President and Chief Executive Officer of the Company and, to that end, deem it desirable and appropriate to enter into this Agreement.

                            AGREEMENT

     The parties hereto, in consideration of the mutual agreements hereinafter contained, agree as follows:

     1. EFFECTIVE DATE; TERM OF AGREEMENT. This Agreement shall become effective as of January 30, 1994 (the "Effective Date") and, as of that date, shall supersede the Prior Agreement. Executive's employment shall continue on the terms provided herein until January 31, 1998 and thereafter until terminated by either Executive or the Company, subject to earlier termination as provided herein (such period of employment hereinafter called the "Employment Period").

     2.  SCOPE OF EMPLOYMENT.

     (a) Nature of Services. Executive shall diligently perform the duties and assume the responsibilities of President and Chief
Executive Officer of the Company and such additional executive duties and responsibilities as shall from time to time be assigned to him by the Board.

     (b) Extent of Services. Except for illnesses and vacation periods, Executive shall devote substantially all his working time and attention and his best efforts to the performance of his duties and responsibilities under this Agreement. However, Executive may (a) make any passive investments where he is not obligated or required to, and shall not in fact, devote any managerial efforts, (b) participate in charitable or community activities or in trade or professional organizations, or
(c) subject to Board approval (which approval shall not be unreasonably withheld or withdrawn), hold directorships in public companies, except only that the Board shall have the right to limit such services as a director or such participation whenever the Board shall believe that the time spent on such activities infringes in any material respect upon the time required by Executive for the performance of his duties under this Agreement or is otherwise incompatible with those duties.

     3.  COMPENSATION AND BENEFITS.

     (a)  Base Salary.   Executive shall be paid a base salary at
the rate hereinafter specified, such Base Salary to be paid in the same manner and at the same times as the Company shall pay base salary to other executive employees. The rate at which Executive's Base Salary shall be paid shall be: (i) for the period beginning January 30, 1994 and ending May 31, 1995, $850,000 per year; and (ii) for periods beginning on or after June 1, 1995, such rate (not less than $850,000 per year) as the Board may determine.

     (b)  Existing Awards Under 1986 Stock Incentive Plan
(Including LRPIP). Reference is made to the following awards previously made to Executive under the Company's 1986 Stock
Incentive Plan (including any successor, the "1986 Plan"), including awards under the Long Range Performance Incentive Plan:

          (i)  PARS:  The award for 100,000 shares referenced in
     Section 3(d) of the Prior Agreement, and the award dated
     September 17, 1990;

          (ii) Options:  Grant Nos. 86-18, 86-21, 86-27
     (reflected at Section 3(g) of the Prior Agreement), 86-34,
     86-37, 86-40, and 86-42; and

          (iii) LRPIP: Awards made prior to the date of this Agreement under the terms of LRPIP.

Each of the above-referenced awards shall continue for such period or periods and in accordance with such terms as are set out in the grant and other governing documents (including for this purpose the Prior Agreement insofar as it related to any such awards) relating to such award, and shall not be affected by the terms of this Agreement except as otherwise expressly provided herein.

     (c) Awards of Performance-Based Deferred Stock. By written action taken at its meeting dated March 29, 1994, the Committee has determined to grant to Executive under the terms of the 1986 Plan 150,000 shares of performance-based deferred stock on the further terms and conditions set forth in Exhibit A to this Agreement. This Agreement, including Exhibit A, shall constitute the Award Agreement in respect of such shares required by the 1986 Plan.

     (d) LRPIP. During the Employment Period but subject to approval by the stockholders of the Company, in accordance with
Section 162(m) of the Code, of the material terms of LRPIP, Executive will be entitled to participate in annual grants made under LRPIP. To the extent provided in Section 162(m) of the Code, the terms of any such award shall be established by the Committee. Subject to the foregoing, Executive shall be entitled with respect to each award cycle (beginning with the FYE 1995 to 1997 cycle) to earn up to 70% of his Base Salary as in effect at the beginning of the cycle if the target established by the Committee is met and up to 105% of such Base Salary if such target is exceeded, with the payment potential ranging from 0% to 105% of Executive's Base Salary as established by the terms of the award.

     (e) MIP. During the Employment Period but subject to approval by the stockholders of the Company, in accordance with
Section 162(m) of the Code, of the material terms of the Company's Management Incentive Plan ("MIP"), Executive shall be eligible to receive annual awards under MIP. To the extent provided in Section 162(m) of the Code, the goals, scope and conditions of any award shall be established annually by the Committee. Subject to the foregoing, Executive shall be entitled to earn up to 50% of his Base Salary if the target established by the Committee is met and up to 100% of his Base Salary if such target is exceeded, with the payment potential ranging from 0% to 100% of Executive's Base Salary as established by the terms of the award.

     (f) New Stock Options. The Committee has determined to grant annually to Executive during the Employment Period, beginning in 1994, non-statutory stock options under the 1986 Plan (the "Options"). The Options to be granted to Executive for each such year shall be for not less than 50,000 shares of Stock (subject to adjustment in accordance with the generally applicable provisions of the 1986 Plan to reflect any stock splits, recapitalizations or similar changes), or such larger number as the Committee may determine. (For 1994 the Option grant shall be for 75,000 shares of Stock.) The exercise price for each such Option shall be the fair market value of the Stock on the date of grant, as determined by the Committee. Each such Option shall vest (become exercisable) on a cumulative basis at the rate of 33-1/3% per year beginning with the first anniversary of the date of grant of such Option, subject to acceleration in accordance with the 1986 Plan and this Agreement, and each such Option shall have a term of ten years, subject to earlier termination in accordance with the 1986 Plan and this Agreement. If prior to January 31, 1998 (i) Executive dies or becomes Disabled, or (ii) a Change of Control occurs while Executive is employed by the Company, or (iii) Executive voluntarily terminates the Employment Period for Valid Reason or (iv) his employment is terminated by the Company other than for Cause, then all Executive's Options then outstanding shall be immediately vested. Notwithstanding the foregoing, the Committee reserves the right to grant to Executive, in lieu of any Options described in this Section 3(f), shares of Stock having a fair market value on the date of grant equal to the value of such Options determined in accordance with the Black-Scholes option valuation methodology.

     If Executive dies or becomes Disabled while employed by the Company, all his Options shall remain exercisable for a period of three years, but in no event beyond their original term. Upon the expiration of such three-year term, the Options shall terminate. In the event Executive retires under the terms of the 1986 Plan, all his Options shall remain exercisable (to the extent they were exercisable immediately prior to such retirement) for a period of three years or, if less, the remainder of the original option term, and then shall terminate. Upon any other termination of employment the Options shall remain exercisable (to the extent they were exercisable immediately prior to such termination, taking into account any applicable accelerated vesting as described above) for a period equal to the lesser of (i) three months, or (ii) the remainder of their original term, and then shall terminate. However, if Executive is terminated for Cause all the Options shall immediately terminate.

     (g)  SERP.  Except as provided in Exhibit E ("Change of
Control Benefits") and this subsection (g), Executive is entitled to Category B benefits determined and made payable in accordance with the generally applicable provisions of the Company's
Supplemental Executive Retirement Plan.

          (i)  Benefits vested to the extent accrued.   Subject
     to the provisions of Section 7 below, Executive has a fully vested right to his accrued benefit under SERP based (except as provided in Exhibit E) on his actual years of service. Executive shall continue to be fully vested in any future accruals under SERP.

          (ii) Death benefit. If Executive should die unmarried during the Employment Period, the Company shall pay a lump sum death benefit to his designated beneficiary, or if none to his estate. The lump sum death benefit payable in accordance with this paragraph shall be paid as soon as practicable following the date of Executive's death (the "benefit determination date") and shall be in lieu of any other death benefit then payable under SERP. The amount of such lump sum death benefit shall be determined by assuming that Executive:

               (A) was married to a spouse of the same age as himself;

               (B) retired on the benefit determination date and deferred receipt of his SERP benefit until age 65;

               (C) commenced receiving his SERP benefit at age 65 in the form of a reduced joint and survivor annuity with a 50% continuance to such spouse if she survived him; and

               (D) died immediately after commencement of that annuity.

     The lump sum death benefit described in this subsection (g) shall be the actuarial present value, determined as of the benefit determination date, of the hypothetical survivor-spouse annuity determined in accordance with the assumptions described in (A) through (D) above. For purposes of making this actuarial present-value determination, the same interest rate and mortality assumptions shall be applied as would apply in determining a Category B SERP participant's retirement lump sum benefit payable as of the benefit determination date.

     For purposes of this subsection (g), Executive's designated beneficiary shall be such person (including a trust) as Executive shall have specified by a written notice delivered to the Company in accordance with Section 8. Executive may change his beneficiary designation at any time by a subsequent written notice delivered in the same manner. If no beneficiary designation under this subsection (g) is in effect at the time of Executive's death, the death benefit, if any, payable under this subsection (g) shall be paid to Executive's estate.

     (h) Qualified Plans. Executive shall be entitled during the Employment Period to participate in the Company's tax-qualified retirement and profit-sharing plans in accordance with the terms of those plans.

     (i) Policies and Fringe Benefits. Executive shall be subject to Company policies applicable to its executives generally and shall be entitled to receive all such fringe benefits as the Company shall from time to time make available to other executives generally (subject to the terms of any applicable fringe benefit plan).

     4. SUCCESSION. The Company and Executive acknowledge that given the many years Executive has served as Chief Executive Officer of the Company and predecessor companies, it is reasonable to anticipate that at some point in the future, either within the Employment Period (as it may be extended) or at its termination, Executive may wish to give up the responsibilities of Chief Executive Officer to a successor. At that time Executive may wish either to continue as an employee (other than President and Chief Executive Officer) of the Company or to retire fully. If it is determined that Executive will remain as an employee, the compensation and other terms on which he will do so will not be governed by this Agreement but will be determined at that time on a basis that is mutually acceptable to the parties. If, on the other hand, Executive chooses to retire or otherwise voluntarily terminate employment, he will be entitled to the following benefits:

          (a)  The Company will pay to Executive his then Base
     Salary for a period of twelve months from the Date of Termination, without reduction for compensation earned from other employment or self-employment.

          (b) Until the expiration of the period of Base Salary payments described in (a) immediately above, except to the extent that Executive shall obtain the same from another employer or from self-employment, the Company will provide such medical and hospital insurance, long-term disability insurance and term life insurance for Executive and his family, comparable to the insurance provided for executives generally, as the Company shall determine, and upon the same terms and conditions as the same shall be provided for executives generally; provided, however, that in no event shall such benefits or the terms and conditions thereof be less favorable to Executive than those afforded to him as of the date of termination.

          (c) The Company will pay Executive the following, without offset for compensation earned from other employment or self-employment:

               First, if not already paid, any amounts to which Executive is entitled under MIP for the fiscal year of the Company ended immediately prior to Executive's termination of employment or under LRPIP in respect of the three-year Performance Cycle ended immediately prior his termination of employment.

               Second, an amount equal to the award, if any, Executive would have earned under MIP for the year of termination, based on actual performance for the year and prorated for Executive's period of service prior to termination. This amount will be paid at the same time as other MIP awards for the year of termination are paid.

               Third, with respect to the three-year Performance Cycle ending with the fiscal year of termination and the next two Performance Cycles, an amount under LRPIP with respect to each such cycle equal to the product of (i) 1/36 of the award, if any, Executive would have earned for such cycle, based on actual performance, times (ii) the number of full months in such cycle prior to termination. The amount payable under the preceding sentence for any Performance Cycle will be paid at the same time as other LRPIP awards payable for such cycle.

          (e) In addition to the benefits described above, Executive shall be entitled to such amounts as he shall have deferred (but not received) under the Company's General Deferred Compensation Plan in accordance with the provisions of that Plan. Executive shall also be entitled to the benefits described in Sections 3(b)(i) (PARS), 3(b)(ii) (previously granted stock options), 3(c) (Performance-Based Deferred Stock), 3(f) (New Stock Options), 3(g) (SERP), and 3(h) (Qualified Plans), in each case to the extent, if any, provided in the provisions of the relevant plan or award agreement (including the pertinent provisions of this Agreement) relating to voluntary termination of employment, including, if Executive's voluntary termination is for Valid Reason, the accelerated vesting provided in respect of such a termination under Section 3(f) and Exhibit A.

          (f) A Constructive Termination as defined in subsection 6(a) below shall not be treated as a retirement or other termination subject to this Section 4.

     5.  OTHER TERMINATION OF EMPLOYMENT; IN GENERAL.

     (a) The Company shall have the right to end Executive's employment at any time and for any reason, with or without Cause.

     (b) The Employment Period shall terminate when Executive becomes Disabled. In addition, if by reason of Incapacity Executive is unable to perform his duties for at least six continuous months, upon written notice by the Company to Executive the Employment Period will be terminated for Incapacity.

     (c) Whenever the Employment Period shall terminate, including by reason of retirement or other voluntary termination under Section 4 above, Executive shall resign all offices or other positions he shall hold with the Company and any affiliated corporations, including any position on the Board; provided, that if it should be agreed between the Company and Executive that in connection with termination Executive will continue to serve as an employee of the Company in another capacity, he shall retain such offices and positions, if any, as are determined in connection with such agreement to be consistent with his continued employee status.

     6.  BENEFITS UPON NON-VOLUNTARY TERMINATION OF EMPLOYMENT.

     (a) Certain Terminations Prior to January 31, 1998. If the Employment Period shall have terminated prior to January 31, 1998 by reason of (i) death, Disability or Incapacity of Executive,
(ii) termination by the Company for any reason other than Cause or (iii) termination by Executive in the event that either (A) Executive shall be removed from or fail to be reelected to the offices of President, Chief Executive Officer, a Director and a member of any Executive Committee of the Board or (B) Executive is relocated more than 40 miles from the current corporate headquarters of the Company, in either case without his prior written consent (a "Constructive Termination"), then all compensation and benefits for Executive shall be as follows:

          (i) For the longer of 24 months after such termination or until January 31, 1998, the Company will pay to Executive or his legal representative continued Base Salary at the rate in effect at termination of employment. Base Salary shall be paid for the first twelve months of the period without reduction for compensation earned from other employment or self-employment, and shall thereafter be reduced by such compensation received by Executive from other employment or self-employment.

          (ii) Until the expiration of the period of Base Salary payments described in (i) immediately above, except to the extent that Executive shall obtain the same from another employer or from self-employment, the Company will provide such medical and hospital insurance, long-term disability insurance and term life insurance for Executive and his family, comparable to the insurance provided for executives generally, as the Company shall determine, and upon the same terms and conditions as the same shall be provided for other Company executives generally; provided, however, that in no event shall such benefits or the terms and conditions thereof be less favorable to Executive than those afforded to him as of the date of termination.

          (iii) The Company will pay to Executive or his legal representative, without offset for compensation earned from other employment or self-employment, the following amounts under the Company's MIP applicable to Executive:

               First, if not already paid, any amounts to which Executive is entitled under MIP for the fiscal year of the Company ended immediately prior to Executive's termination of employment. These amounts will be paid at the same time as other awards for such prior year are paid.

               Second, an amount equal to Executive's MIP Target Award for the year of termination, prorated for Executive's period of service during such year prior to termination. This amount will be paid at the same time as other MIP awards for the year of termination are paid.

               Third, an amount equal to Executive's MIP Target Award for the year of termination, without proration. This amount will be paid at the same time as the amount payable under the preceding paragraph.

     In addition, the Company will pay to Executive or his legal representative such amounts as Executive shall have deferred (but not received) under the Company's General Deferred Compensation Plan in accordance with the provisions of that Plan and shall deliver to Executive or his legal representative any shares of Stock which Executive shall have earned but deferred in respect of his Performance-Based Deferred Stock award set forth in Exhibit A.

          (iv) Executive or his legal representative shall be entitled to the benefits described in Sections 3(b)(i)
     (PARS), 3(b)(ii) (previously granted stock options), 3(c) (Performance-Based Deferred Stock), 3(f) (New Stock Options), 3(g) (SERP), and 3(h) (Qualified Plans). In addition, with respect to each three-year Performance Cycle not completed prior to termination, the Company will pay to

     Executive or his legal representative 1/36 of his LRPIP Target Award for each full month in such cycle prior to termination. Such amounts will be paid at the same time as other LRPIP awards payable for the cycle first ending after termination are paid. Executive or his legal representative will be entitled to payment (at the same time as other LRPIP awards for the applicable cycle are paid) of any unpaid amounts owing with respect to cycles completed prior to termination.

          (v) If termination occurs by reason of Incapacity or Disability, Executive shall be entitled to such compensation, if any, as is payable pursuant to the Company's long-term disability plan or any successor Company disability plan. Any payments made to Executive under any long term disability plan of the Company with respect to the salary continuation period in clause (i) above shall be offset against such salary continuation payments and to the extent not so offset, Executive shall promptly make reimbursement payments to the Company of such disability payments.

     (b) Certain Terminations after January 31, 1998. If the Employment Period shall have terminated after January 31, 1998 by reason of (i) death, Disability or Incapacity of Executive, (ii) termination by the Company for any reason other than Cause or
(iii) termination by Executive in respect of a Constructive Termination, then all compensation and benefits for Executive shall be as follows:

          (i) The Company will pay to Executive or his legal representative his then Base Salary for a period of twelve months from the Date of Termination, without reduction for compensation earned from other employment or self-employment.

          (ii) Until the expiration of the period of Base Salary payments described in (i) immediately above, except to the extent that Executive shall obtain the same from another employer or from self-employment, the Company will provide such medical and hospital insurance, long-term disability insurance and term life insurance for Executive and his family, comparable to the insurance provided for executives generally, as the Company shall determine, and upon the same terms and conditions as the same shall be provided for executives generally; provided, however, that in no event shall such benefits or the terms and conditions thereof be less favorable to Executive than those afforded to him as of the date of termination.

          (iii) The Company will pay to Executive or his legal representative, without offset for compensation earned from other employment or self-employment, the following amounts under the Company's MIP applicable to Executive:

               First, if not already paid, any amounts to which Executive is entitled under MIP for the fiscal year of the Company ended immediately prior to Executive's termination of employment. These amounts will be paid at the same time as other awards for such prior year are paid.

               Second, an amount equal to Executive's MIP Target Award for the year of termination, prorated for Executive's period of service during such year prior to termination. This amount will be paid at the same time as other MIP awards for the year of termination are paid.

               Third, an amount equal to Executive's MIP Target Award for the year of termination, without proration. This amount will be paid at the same time as the amount payable under the preceding paragraph.

     In addition, the Company will pay to Executive or his legal representative such amounts as Executive shall have deferred (but not received) under the Company's General Deferred Compensation Plan in accordance with the provisions of that Plan and shall deliver to Executive or his legal representative any shares of Stock which Executive shall have earned but deferred in respect of his Performance-Based Deferred Stock award set forth in Exhibit A.

          (iv) Executive or his legal representative shall also be entitled to the benefits described in Sections 3(b)(i)
     (PARS), 3(b)(ii) (previously granted stock options), 3(c) (Performance-Based Deferred Stock), 3(f) (New Stock Options), 3(g) (SERP), and 3(h) (Qualified Plans). In addition, with respect to each three-year Performance Cycle not completed prior to termination, the Company will pay to Executive or his legal representative 1/36 of his LRPIP Target Award for each month in such cycle prior to termination. Such amounts will be paid at the same time as other LRPIP awards payable for the cycle first ending after termination are paid. Executive or his legal representative will also be entitled to payment (at the same time as other LRPIP awards for the applicable cycle are paid) of any unpaid amounts owing with respect to cycles completed prior to termination. Executive or his legal representative will also be entitled to such rights under any PARS, stock option and other grants not specifically referred to in Section 3 of this Agreement as shall be provided by the terms of such other PARS, options and other grants.

          (v) If termination occurs by reason of Incapacity or Disability, Executive shall be entitled to such compensation, if any, as is payable pursuant to the Company's long-term disability plan or any successor Company disability plan. Any payments made to Executive under any long term disability plan of the Company with respect to the salary continuation period in clause (i) above shall be offset against such salary continuation payments and to the extent not so offset, Executive shall promptly make reimbursement payments to the Company of such disability payments.

If the Company determines not to extend the Employment Period beyond its original term (January 31, 1998) or any extension thereof, it shall be deemed a termination of the Employment Period by the Company under this subsection (b). If Executive should choose not to continue his employment as Chief Executive Officer of the Company beyond January 31, 1998 or any extension of the Employment Period (unless such termination constitutes a Constructive Termination), it shall be deemed a voluntary termination by Executive and the provisions of Section 4 shall apply.

     7. TERMINATION FOR CAUSE; VIOLATION OF CERTAIN AGREEMENTS. If the Company should end Executive's employment for Cause, or, notwithstanding Section 4 and Section 6 above, if Executive should violate the protected persons or noncompetition provisions of Section 9, all compensation and benefits otherwise payable pursuant to this Agreement shall cease, other than (w) such amounts as Executive shall have deferred (but not received) under the Company's General Deferred Compensation Plan in accordance with the provisions of that Plan, (x) any shares which Executive has earned but deferred in respect of his Performance-Based Deferred Stock award set forth in Exhibit A, (y) any benefits to which Executive may be entitled under SERP (provided, that if Executive should end his employment voluntarily, such benefits shall be payable only if Executive does not violate the provisions of Section 9), and (z) benefits, if any, to which Executive may be entitled under Sections 3(b)(i) (PARS), 3(b)(ii) (previously granted stock options), 3(f) (New Stock Options), and 3(h) (Qualified Plans). The Company does not waive any rights it may have for damages or for injunctive relief.

     8. BENEFITS UPON CHANGE IN CONTROL. Notwithstanding any other provision of this Agreement, in the event of a Change of Control, the determination and payment of any benefits payable thereafter with respect to Executive shall be governed exclusively by the provisions of Exhibit E.

     9.  AGREEMENT NOT TO SOLICIT OR COMPETE.

     (a) Upon the termination of employment at any time, then for a period of two years after the termination of the Employment Period, Executive shall not under any circumstances employ, solicit the employment of, or accept unsolicited the services of, any "protected person" or recommend the employment of any "protected person" to any other business organization. A "protected person" shall be a person known by Executive to be employed by the Company or its Subsidiaries or to have been employed by Company or its Subsidiaries within six months prior to the commencement of conversations with such person with respect to employment.

     As to (i) each "protected person" to whom the foregoing applies, (ii) each subcategory of "protected person" as defined above, (iii) each limitation on (A) employment, (B) solicitation and (C) unsolicited acceptance of services, of each "protected person" and (iv) each month of the period during which the provisions of this subsection (a) apply to each of the foregoing, the provisions set forth in this subsection (a) are deemed to be separate and independent agreements and in the events of unenforceability of any such agreement, such unenforceable agreement shall be deemed automatically deleted from the provisions hereof and such deletion shall not affect the enforceability of any other provision of this subsection (a) or any other term of this Agreement.

     (b) During the course of his employment, Executive will have learned many trade secrets of the Company and will have access to confidential information and business plans for the Company. Therefore, if Executive should end his employment voluntarily at any time, including by reason of retirement or disability, or if the Company should end Executive's employment at any time for Cause, then for a period of two years thereafter, Executive will not engage, either as a principal, employee, partner, consultant or investor (other than a less-than-1% stock interest in a corporation), in a business which is a competitor of the Company. A business shall be deemed a competitor of the Company if and only if it shall then be so regarded by retailers generally or if it shall operate a promotional off-price family apparel store (such as T.J. Maxx or Marshalls) within 10 miles of any "then existing T.J. Maxx store" or an off-price women's apparel specialty store (such as Hit or Miss) within five miles of any "then existing Hit or Miss store" or if it shall at the termination of the Employment Period operate a catalog business dealing primarily in off-price women's apparel. The term "then existing" in the previous sentence shall refer to any such store that is, at the time of termination of the Employment Period, operated by the Company or any wholly-owned subsidiary of the Company or under lease for operation as aforesaid. Nothing herein shall restrict the right of Executive to engage in a business that operates a conventional or full mark-up department store. Executive agrees that if, at any time, pursuant to action of any court, administrative or governmental body or other arbitral tribunal, the operation of any part of this paragraph shall be determined to be unlawful or otherwise unenforceable, then the coverage of this paragraph shall be deemed to be restricted as to duration, geographical scope or otherwise, to the extent, and only to the extent, necessary to make this paragraph lawful and enforceable in the particular jurisdiction in which such determination is made.

     (c)  If the Employment Period terminates, Executive agrees
(i) to notify the Company immediately upon his securing employment or becoming self-employed during any period when Executive's compensation from the Company shall be subject to reduction or his benefits provided by the Company shall be subject to termination as provided in Section 6 and (ii) to furnish to the Company written evidence of his compensation earned from any such employment or self-employment as the Company shall from time to time request. In addition, upon termination of the Employment Period for any reason other than the death of Executive, Executive shall immediately return all written trade secrets, confidential information and business plans of the Company and shall execute a certificate certifying that he has returned all such items in his possession or under his control.

     10. ASSIGNMENT. The rights and obligations of the Company shall enure to the benefit of and shall be binding upon the successors and assigns of the Company. The rights and obligations of Executive are not assignable except only that payments payable to him after his death shall be made by devise or descent.

     11. NOTICES. All notices and other communications required hereunder shall be in writing and shall be given by mailing the same by certified or registered mail, return receipt requested, postage prepaid. If sent to the Company the same shall be mailed to the Company at 770 Cochituate Road, Framingham, Massachusetts 01701, Attention: Chairman of the Board of Directors, or other such address as the Company may hereafter designate by notice to Executive; and if sent to the Executive, the same shall be mailed to Executive at One Thornton Lane, Concord, Massachusetts 01742 or at such other address as Executive may hereafter designate by notice to the Company.

     12. WITHHOLDING. Anything to the contrary notwithstanding, all payments required to be made by the Company hereunder to executive shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation.

     13. GOVERNING LAW. This Agreement and the rights and obligations of the parties hereunder shall be governed by the laws of the Commonwealth of Massachusetts.

     14. ARBITRATION. In the event that there is any claim or dispute arising out of or relating to this Agreement, or the breach thereof, and the parties hereto shall not have resolved such claim or dispute within 60 days after written notice from one party to the other setting forth the nature of such claim or dispute, then such claim or dispute shall be settled exclusively by binding arbitration in Boston, Massachusetts in accordance with the Commercial Arbitration Rules of the American Arbitration Association by an arbitrator mutually agreed upon by the parties hereto or, in the absence of such agreement, by an arbitrator selected according to such Rules. Notwithstanding the foregoing, if either the Company or Executive shall request, such arbitration shall be conducted by a panel of three arbitrators, one selected by the Company, one selected by Executive and the third selected by agreement of the first two, or, in the absence of such agreement, in accordance with such Rules. Judgment upon the award rendered by such arbitrator(s) shall be entered in any Court having jurisdiction thereof upon the application of either party.

     15. ENTIRE AGREEMENT. This Agreement, including Exhibits, represents the entire agreement between the parties relating to the terms of Executive's employment by the Company and supersedes all prior written or oral agreements between them.


                         /s/ Bernard Cammarata
                                 Executive



                         THE TJX COMPANIES, INC.



                         By /s/ Sumner Feldberg
                            Chairman of the Board

                            EXHIBIT A

       Terms of Performance-Based Deferred Stock ("PBDS")

     PBDS are shares of Stock to be delivered in the future upon certification by the Committee that specified predetermined performance goals have been met. The terms of the PBDS award to Executive are set forth below:

     A.1. Number of shares. The maximum number of shares of Stock available to be earned is 150,000. All share numbers shown in this Exhibit A, including the 150,000 maximum, are subject to adjustment in accordance with the generally applicable provisions of the 1986 Plan to reflect any stock splits, recapitalizations or similar changes.

     A.2. Performance Terms. Shares of PBDS will be transferred to Executive based on certification by the Committee that certain growth in earnings per share from continuing operations (EPS) targets have been met, as follows:

          (a)  If EPS for any of FYE 1995, 1996, 1997 or 1998
     (each, a "performance year") is equal to or less than one hundred ten (110.00%) percent of "test-year EPS" as hereinafter defined, Executive shall not be entitled to receive any shares in respect of the performance year except as hereinafter provided. As used herein when testing performance for any performance year, "test-year EPS" means EPS for the fiscal year for which EPS was highest out of all fiscal years ending on or after January 29, 1994 and before the performance year.

          (b) If EPS for any performance year is equal to or greater than one hundred fifteen (115.00%) percent of test-year EPS, Executive shall be entitled to receive 37,500 shares.

          (c) If EPS for any performance year is greater than one hundred ten (110.00%) percent, but less than one hundred fifteen (115.00%) percent, of test-year EPS, Executive shall be entitled to receive a number of shares equal to 37,500 multiplied by a fraction, the numerator of which is (i) the ratio of EPS for the performance year to test-year EPS, expressed as a percentage, less (ii) one hundred ten (110.00%) percent, and the denominator of which is five (5.00%) percent.

          (d) If as of the end of any performance year, growth in EPS equals or exceeds fifteen (15.00%) percent on a cumulative compound basis, treating EPS for the fiscal year ended January 29, 1994 as the base line, then Executive shall be entitled to receive 37,500 shares for that performance year in lieu of the number determined under (a),
     (b), or (c) above.

          (e)  If as of the end of the fiscal year ending
     January 31, 1998, growth in EPS exceeds ten (10.00%) percent on a cumulative compound basis, treating EPS for the fiscal year ended January 29, 1994 as the base line, then Executive shall be entitled to receive an additional number of shares equal to the product of (i) the excess, if any, of 150,000 shares over the aggregate number of shares which Executive has earned under paragraphs (a) through (d) above, inclusive, times (ii) the applicable percentage determined in accordance with the following table:

          EPS Cumulative           Applicable
          Compound Growth          Percentage
          Rate


          >  12.50%                  100.0%
             12.00%                   80.0%
             11.50%                   60.0%
             11.00%                   40.0%
             10.50%                   20.0%
          <  10.00%                    0.0%

     Applicable percentage rates are to be interpolated for rates of cumulative compound EPS growth between those shown on the table.

     A.3. Termination of Employment, Etc.. Executive will be entitled to shares of PBDS also in the following circumstances and to the extent determined under this Section A.3.

          (a) If prior to the end of any fiscal year in the Employment Period the Company terminates the Employment Period other than for Cause, or Executive terminates the Employment Period for Valid Reason, Executive will be entitled for such year to 37,500 shares multiplied by a fraction, the numerator of which is the number of months in such year prior to termination and the denominator of which is twelve. Shares to which Executive may become entitled under this paragraph shall be in lieu of any shares for the same year determined under Section A.2. above.

          (b) If Executive dies, becomes Disabled, or is terminated for Incapacity during any fiscal year in the Employment Period, he (or his beneficiary) will be entitled to a number of shares equal to 75,000 shares per year






                              A - 2

     determined on a cumulative basis beginning with the fiscal year ending January 28, 1995, prorated for the year of reference to reflect the number of months preceding his death, Disability or Incapacity; provided, that in no event shall Executive (or his beneficiary) become entitled to more than 150,000 shares under the award set forth in this Exhibit A.

          (c) If, prior to January 31, 1998, a Change of Control occurs while Executive is employed by the Company, Executive shall become immediately entitled to any and all of the 150,000 shares of PBDS awarded hereunder which he had not already earned under the preceding provisions of this Exhibit A. All such shares, together with any previously earned shares that had been deferred by Executive, shall be transferred to Executive immediately prior to the Change in Control.

Except as provided in this Section A.3. or in Section A.2., Executive shall not be entitled to any shares pursuant to the award set forth in this Exhibit A.

     A.4. Transfer of Shares. As soon as practicable following certification by the Committee of achievement of the performance targets specified in Section A.2. above, or following the occurrence of an event described in Section A.3. above, the Company shall transfer to Executive shares of Stock equal to the number of shares of PBDS earned by Executive in respect of such performance or event; provided, that the shares of Stock to which Executive becomes entitled upon a Change of Control, if any, will be transferred to Executive immediately prior to the Change in Control; and further provided, that in the case of any shares of Stock deferred under Section A.8 below, the Company shall transfer such shares to Executive only upon expiration of the deferral period.

     A.5. Forfeiture. Upon termination of Executive's employment under circumstances described in Section 4 (other than termination for Valid Reason) or Section 7 of the Agreement, Executive shall forfeit any and all rights to any shares of PBDS not previously earned under Sections A.2. or A.3. above, unless the Committee determines otherwise.

     A.6. Voting. Executive shall be entitled to vote only those shares of PBDS that have actually been transferred to him.

     A.7. Dividends. Neither dividends nor amounts in lieu of dividends shall be paid to Executive prior to the time shares of PBDS are actually transferred to him. However, the Company shall accrue a dividend equivalent with respect to all 150,000 shares (the "base shares") which are the subject of this award, taking






                              A - 3

into account dividends payable with respect to record dates on or after March 29, 1994. The maximum aggregate dividend equivalent so accrued shall not exceed $438,000 plus the amount of any extraordinary dividends declared during the accrual period. The accrued dividend equivalent with respect to the base shares shall be paid in cash to Executive at the same time, and subject to the same conditions, as the base shares to which they relate; and if Executive under Section A.5. above forfeits the opportunity to earn any base shares he shall likewise be deemed to have forfeited any right to the dividend equivalents accrued with respect to those base shares. If Executive elects to defer any base shares under Section A.8. below, there shall likewise be deferred the dividend equivalents relating to those base shares. No dividend with respect to any base share shall accrue as to any dividend record date occurring on or after the date the share is transferred to Executive under A.4. above.

     A.8. Deferral. Subject to such reasonable limitations and restrictions as the Committee may determine in order to comply with Section 162(m) of the Code, and on such other terms as may be mutually acceptable to Executive and the Committee, Executive may, prior to earning any shares described in Section A.2., A.3., or A.7. above, elect irrevocably to defer the receipt of any such shares so earned (and any associated dividend equivalents) for a specified period or until the occurrence of a specified event.

     A.9. Table Illustrating Cumulative Compound Growth Rates in EPS. Attached as a Schedule to this Exhibit A is an illustration of 10.00%, 12.50% and 15.00% cumulative compound growth rates in EPS for the period through the end of the fiscal year ended January 31, 1998, based on EPS for the fiscal year ended January 29, 1994 of $1.616.

























                              A - 4


                                                      Schedule to Exhibit A
                                                          Bernard Cammarata



                         Cumulative Compound Growth
                  over a $1.616 Base Amount for FYE 1994



        10.00% Compound           12.50% Compound        15.00% Compound
          Growth Rate               Growth Rate            Growth Rate

       Annual   Cumulative      Annual   Cumulative    Annual   Cumulative
FYE     EPS        EPS           EPS        EPS         EPS        EPS

1/95   1.778                    1.818                  1.858
1/96   1.955      3.733         2.045      3.863       2.137      3.995
1/97   2.151      5.884         2.301      6.164       2.458      6.453
1/98   2.366      8.250         2.589      8.753       2.826      9.279



Note: Interim performance levels over 10.00% will result in interpolation based on the above.



                            EXHIBIT B

               Definition of "Earnings Per Share"

     (a) Earnings Per Share ("EPS") shall mean post-tax earnings per common share from continuing operations for the applicable fiscal year determined on a fully diluted basis as reported in the Company's annual consolidated financial statements but expressed to three decimal places ("post-tax earnings per share from continuing operations"), adjusted as hereinafter described. The fiscal year ended January 29, 1994 shall be the Base Year for EPS calculations. For the avoidance of doubt, "post-tax earnings per share from continuing operations" for the fiscal year ended January 29, 1994 shall be determined without regard to the cumulative effect of accounting changes under FAS 106 and FAS 109.

     (b) If any of the following events occurs after January 29, 1994, then in each fiscal year in which any such event directly affects post-tax earnings per share from continuing operations by more than $0.01, including the Base Year, a corresponding adjustment shall be made to arrive at EPS for such year. For purposes of the preceding sentence, changes that are integrally related shall be taken into account as a single change. Changes that are not integrally related shall be tested separately to determine whether any of them, individually, directly affects post-tax earnings per share from continuing operations by more than $0.01. An adjustment in EPS pursuant to this subsection shall not affect the number of shares of PBDS earned for fiscal years ended prior to the year in which the event giving rise to the adjustment occurs (even though EPS for such prior years may be altered by the adjustment) but shall be taken into account in determining the number of shares of PBDS earned in the fiscal year in which the event giving rise to the adjustment occurs and subsequent fiscal years.

          Any common stock split or common stock dividend, common stock subdivision or reclassification.

          Any change in accounting principles or Company accounting practices.

          Any change in laws (including tax laws and statutory rates), regulations or interpretations thereof.

          Any extraordinary item, determined under generally accepted accounting principles.

          Any new item of income or expense resulting from previously discontinued operations.

     (c) The foregoing adjustments are intended to be objectively determinable and nondiscretionary and as such consistent with qualification of awards as performance-based under Section 162(m) of the Internal Revenue Code, and shall be construed accordingly. The Committee retains the right to make such other adjustments as it deems necessary to avoid undue hardship or windfall to Executive; provided, that the Committee shall be deemed to have retained such a right only to the extent retention of the right would not be deemed to cause the PBDS award granted under Exhibit A to fail to qualify as an exempt performance-based award under said Section 162(m).













































                              B - 2


                            EXHIBIT C

                       Certain Definitions

In this Agreement, the following terms shall have the following meanings:

          (a) "Base Salary" means, for any period, the amount described in Section 3(a).

          (b) "Board" means the Board of Directors of the Company.

          (c)  "Committee" means the Executive Compensation
     Committee of the Board.

          (d) "Cause" means dishonesty by Executive in the performance of his duties, conviction of a felony (other than a conviction arising solely under a statutory provision imposing criminal liability upon Executive on a per se basis due to the Company offices held by Executive, so long as any act or omission of Executive with respect to such matter was not taken or omitted in contravention of any applicable policy or directive of the Board), gross neglect of duties (other than as a result of Disability or death), or conflict of interest which conflict shall continue for 30 days after the Company gives written notice to Executive requesting the cessation of such conflict.

          In respect of any termination during a Standstill Period, Executive shall not be deemed to have been terminated for Cause until the later to occur of (i) the 30th day after notice of termination is given and (ii) the delivery to Executive of a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the Company's directors at a meeting called and held for that purpose (after reasonable notice to Executive), and at which Executive together with his counsel was given an opportunity to be heard, finding that the Executive was guilty of conduct described in the definition of "Cause" above, and specifying the particulars thereof in detail; provided, however, that the Company may suspend Executive and withhold payment of his Base Salary from the date that notice of termination is given until the earliest to occur of
     (A) termination of Executive for Cause (in which case Executive shall not be entitled to his Base Salary for such period), (B) a determination by a majority of the Company's directors that Executive was not guilty of the conduct described in the definition of "Cause" above (in which case Executive shall be reinstated and paid any of his previously unpaid Base Salary for such period), or (C) 90 days after notice of termination is given (in which case Executive shall then be reinstated and paid any of his previously unpaid Base Salary for such period). If Base Salary is withheld and then paid pursuant to clauses (B) and (C) of the preceding sentence, the amount thereof shall be accompanied by simple interest, calculated on a daily basis, at a rate per annum equal to the prime or base lending rate, as in effect at the time, of the Company's principal commercial bank.

          (e) "Change of Control" has the meaning given it in Exhibit D.

          (f) "Change of Control Termination" means the termination of Executive's employment during a Standstill Period (1) by the Company other than for Cause, or (2) by Executive for good reason, or (3) by reason of death, Incapacity or Disability.

          For purposes of this definition, termination for "good reason" shall mean the voluntary termination by Executive of his employment (A) within 120 days after the occurrence without Executive's express written consent of any one of the events described in clauses (I), (II), (III), (IV), (V) or (VI) below, provided that Executive gives notice to the Company at least 30 days in advance requesting that the pertinent situation described therein be remedied, and the situation remains unremedied upon expiration of such 30-day period; (B) within 120 days after the occurrence without Executive's express written consent of the event described in clause (VII), provided that Executive gives notice to the Company at least 30 days in advance of his intent to terminate his employment in respect of such event; or (C) under the circumstances described in clause (VIII) below, provided that Executive gives notice to the Company at least 30 days in advance:

          (I) the assignment to him of any duties inconsistent with his positions, duties, responsibilities, reporting requirements, and status with the Company immediately prior to the Change of Control, or any removal of Executive from or any failure to reelect him to such positions, except in connection with the termination of Executive's employment by the Company for Cause or by Executive other than for good reason, or any other action by the Company which results in a diminishment in such position, authority, duties or responsibilities, other than an insubstantial and inadvertent action which is remedied by the Company promptly after receipt of notice thereof given by Executive; or

         (II) if Executive's rate of Base Salary for any fiscal year is less than 100 percent of the rate of Base Salary paid to Executive in the completed fiscal year immediately preceding the Change of Control; or if Executive's total cash compensation opportunities, including salary and incentives, for any fiscal year are less than 100 percent of the total cash compensation opportunities made available to Executive in the completed fiscal year immediately preceding the Change of Control; or

        (III) the failure of the Company to continue in effect any benefits or perquisites, or any pension, life insurance, medical insurance or disability plan in which Executive was participating immediately prior to the Change of Control unless the Company provides Executive with a plan or plans that provide substantially similar benefits, or the taking of any action by the Company that would adversely affect Executive's benefits under any of such plans or deprive Executive of any material fringe benefit enjoyed by Executive immediately prior to the Change of Control; or

         (IV) any purported termination of Executive's employment by the Company for Cause during a Standstill Period which is not effected in compliance with paragraph (d) above; or

          (V) any relocation of Executive of more than 40 miles from the place where Executive was located at the time of the Change of Control; or

         (VI) any other breach by the Company of any provision of this Agreement; or

        (VII) the Company sells or otherwise disposes of, in one transaction or a series of related transactions, assets or earning power aggregating more than 30 percent of the assets (taken at asset value as stated on the books of the Company determined in accordance with generally accepted accounting principles consistently applied) or earning power of the Company (on an individual basis) or the Company and its Subsidiaries (on a consolidated basis) to any other Person or Persons (as those terms are defined in
               Exhibit D); or

       (VIII) The voluntary termination by Executive of his employment (i) at any time within one year after the Change of Control or (ii) at any time during the second year after the Change of Control unless the Company offers Executive an employment contract extending at least to January 30, 1999 but having a minimum two-year duration. Such contract must provide Executive with substantially the same title, responsibilities, annual and long-range compensation, benefits and perquisites that he had immediately prior to the Standstill Period. Notwithstanding the foregoing, the Board may expressly waive the application of this clause
               (VIII) if it waives the applicability of substantially similar provisions with respect to all persons with whom the Company has a written severance agreement (or may condition its application on any additional requirements or employee agreements which the Board shall in its discretion deem appropriate in the circumstances). The determination of whether to waive or impose conditions on the application of this clause
               (VIII) shall be within the complete discretion of the Board but shall be made prior to the Change of Control.

          (g) "Date of Termination" means the date on which Executive's employment terminates.

          (h) "Disability" has the meaning given it in the Company's long-term disability plan. Executive's employment shall be deemed to be terminated for Disability on the date on which Executive is entitled to receive long-term disability compensation pursuant to such long-term disability plan.

          (i) "Earnings Per Share" or "EPS" has the meaning given it in Exhibit B.

          (j) "Incapacity" means a disability (other than Disability within the meaning of (h) above) or other impairment of health that renders Executive unable to perform his duties to the reasonable satisfaction of the Committee.

          (k) "Standstill Period" means the period commencing on the date of a Change of Control and continuing until the close of business on the last business day of the 24th calendar month following such Change of Control.

          (l) "Stock" means the common stock, $1.00 par value, of the Company.

          (m) "Subsidiary" means any corporation in which the Company owns, directly or indirectly, 50 percent or more of the total combined voting power of all classes of stock.

          (n) "Valid Reason" means the voluntary termination by Executive of his employment (A) within 120 days after the occurrence without Executive's express written consent of any one of the events described in clauses (I), (II), (III),

     (IV), or (V) below, provided that Executive gives notice to the Company at least 30 days in advance requesting that the pertinent situation described therein be remedied, and the situation remains unremedied upon expiration of such 30-day period; or (B) within 120 days after the occurrence without Executive's express written consent of the event described in clause (VI) below:

          (I) the assignment to him of any duties inconsistent with his positions, duties, responsibilities, reporting requirements, and status with the Company immediately prior to such assignment, or a substantive change in Executive's titles or offices as in effect immediately prior to such assignment, or any removal of Executive from or any failure to reelect him to such positions, except in connection with the termination of Executive's employment by the Company for Cause or by Executive other than for Valid Reason, or any other action by the Company which results in a diminishment in such position, authority, duties or responsibilities, other than an insubstantial and inadvertent action which is remedied by the Company promptly after receipt of notice thereof given by Executive; or

          (II) the failure of the Company to continue in effect any benefits or perquisites, or any pension, life insurance, medical insurance or disability plan in which Executive was participating immediately prior to such failure unless the Company provides Executive with a plan or plans that provide substantially similar benefits, or the taking of any action by the Company that would adversely affect Executive's benefits under any of such plans or deprive Executive of any material fringe benefit enjoyed by Executive immediately prior to such action, unless the elimination or reduction of any such benefit, perquisite or plan affects all other executives in the same organizational level (it being the Company's burden to establish this fact); or

         (III) any purported termination of Executive's employment by the Company for Cause which is not effected in compliance with paragraph (d) above;
               or

          (IV) any relocation of Executive of more than 40 miles from the place where Executive was located at the time of such relocation; or

          (V) any other breach by the Company of any provision of this Agreement; or

          (VI) the Company sells or otherwise disposes of, in one transaction or a series of related transactions, assets or earning power aggregating more than 30 percent of the assets (taken at asset value as stated on the books of the Company determined in accordance with generally accepted accounting principles consistently applied) or earning power of the Company (on an individual basis) or the Company and its Subsidiaries (on a consolidated basis) to any other Person or Persons (as those terms are defined in Exhibit D).

                            EXHIBIT D

                Definition of "Change of Control"

     "Change of Control" shall mean the occurrence of any one of the following events:

          (a) there occurs a change of control of the Company of a nature that would be required to be reported in response to Item 1(a) of the Current Report on Form 8-K pursuant to
     Section 13 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") or in any other filing under the Exchange Act; provided, however, that no transaction shall be deemed to be a Change of Control (i) if the person or each member of a group of persons acquiring control is excluded from the definition of the term "Person" hereunder or (ii) unless the Committee shall otherwise determine prior to such occurrence, if Executive or an Executive Related Party is the Person or a member of a group constituting the Person acquiring control; or

          (b) any Person other than the Company, any wholly-owned subsidiary of the Company, or any employee benefit plan of the Company or such a subsidiary becomes the owner of 20% or more of the Company's Common Stock and thereafter individuals who were not directors of the Company prior to the date such Person became a 20% owner are elected as directors pursuant to an arrangement or understanding with, or upon the request of or nomination by, such Person and constitute at least 1/4 of the Company's Board of Directors; provided, however, that unless the Committee shall otherwise determine prior to the acquisition of such 20% ownership, such acquisition of ownership shall not constitute a Change of Control if Executive or an Executive Related Party is the Person or a member of a group constituting the Person acquiring such ownership; or

          (c) there occurs any solicitation or series of solicitations of proxies by or on behalf of any Person other than the Company's Board of Directors and thereafter individuals who were not directors of the Company prior to the commencement of such solicitation or series of solicitations are elected as directors pursuant to an arrangement or understanding with, or upon the request of or nomination by, such Person and constitute at least 1/4 of the Company's Board of Directors; or

          (d) the Company executes an agreement of acquisition, merger or consolidation which contemplates that (i) after the effective date provided for in the agreement, all or substantially all of the business and/or assets of the Company shall be owned, leased or otherwise controlled by another Person and (ii) individuals who are directors of the Company when such agreement is executed shall not constitute a majority of the board of directors of the survivor or successor entity immediately after the effective date provided for in such agreement; provided, however, that unless otherwise determined by the Committee, no transaction shall constitute a Change of Control if, immediately after such transaction, Executive or any Executive Related Party shall own equity securities of any surviving corporation ("Surviving Entity") having a fair value as a percentage of the fair value of the equity securities of such Surviving Entity greater than 125% of the fair value of the equity securities of the Company owned by Executive and any Executive Related Party immediately prior to such transaction, expressed as a percentage of the fair value of all equity securities of the Company immediately prior to such transaction (for purposes of this paragraph ownership of equity securities shall be determined in the same manner as ownership of Common Stock); and provided, further, that, for purposes of this paragraph (d), if such agreement requires as a condition precedent approval by the Company's shareholders of the agreement or transaction, a Change of Control shall not be deemed to have taken place unless and until such approval is secured (but upon any such approval, a Change of Control shall be deemed to have occurred on the date of execution of such agreement).

In addition, for purposes of this Exhibit D the following terms have the meanings set forth below:

     "Common Stock" shall mean the then outstanding Common Stock of the Company plus, for purposes of determining the stock ownership of any Person, the number of unissued shares of Common Stock which such Person has the right to acquire (whether such right is exercisable immediately or only after the passage of time) upon the exercise of conversion rights, exchange rights, warrants or options or otherwise. Notwithstanding the foregoing, the term Common Stock shall not include shares of Preferred Stock or convertible debt or options or warrants to acquire shares of Common Stock (including any shares of Common Stock issued or issuable upon the conversion or exercise thereof) to the extent that the Board of Directors of the Company shall expressly so determine in any future transaction or transactions.

     A Person shall be deemed to be the "owner" of any Common
Stock:

          (i) of which such Person would be the "beneficial owner," as such term is defined in Rule 13d-3 promulgated by the Securities and Exchange Commission (the "Commission") under the Exchange Act, as in effect on March 1, 1989; or

          (ii) of which such Person would be the "beneficial owner" for purposes of Section 16 of the Exchange Act and




                              D - 2

     the rules of the Commission promulgated thereunder, as in effect on March 1, 1989; or

          (iii) which such Person or any of its affiliates or associates (as such terms are defined in Rule 12b-2 promulgated by the Commission under the Exchange Act, as in effect on March 1, 1989), has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options or otherwise.

     "Person" shall have the meaning used in Section 13(d) of the Exchange Act, as in effect on March 1, 1989; provided, however, that "Person" shall not include (a) any individuals who are descendants of Max Feldberg or Morris Feldberg, the founders of the Company, (b) any relatives of the fourth degree of consanguinity or closer of such descendants, or (c) custodians, trustees or legal representatives of such persons.

     An "Executive Related Party" shall mean any affiliate or associate of Executive other than the Company or a majority-owned subsidiary of the Company. The terms "affiliate" and "associate" shall have the meanings ascribed thereto in Rule 12b-2 under the Exchange Act (the term "registrant" in the definition of "associate" meaning, in this case, the Company).































                              D - 3


                            EXHIBIT E

                   Change of Control Benefits

     E.1.  Benefits Upon a Change of Control Termination.

     (a) The Company shall pay the following to Executive in a lump sum within 30 days following a Change of Control
Termination:

          (i) an amount equal to two times his Base Salary for one year at the rate in effect immediately prior to the Date of Termination or the Change of Control, whichever is higher, plus the accrued and unpaid portion of his Base Salary through the Date of Termination. Any payments made to Executive under any long term disability plan of the Company with respect to the two years following termination of employment shall be offset against such two times Base Salary payment. Executive shall promptly make reimbursement payments to the Company to the extent any such disability payments are received after the Base Salary payment.

          (ii) in lieu of any other benefits under SERP, an amount equal to the present value of the payments that Executive would have been entitled to receive under SERP as a Category B participant, applying the following rules and assumptions:

          (A) a credit equal to the number of Years of Service (as that term is defined in SERP) that Executive has been employed by the Company or a predecessor at the Date of Termination shall be added to his Years of Service in determining Executive's total Years of Service; provided, however, that the total Years of Service determined hereunder shall not exceed the lesser of (x) 20 or (y) the Years of Service that Executive would have had if he had retired at the age of 65;

          (B) Executive's Average Compensation (as that term is defined in SERP) shall be determined as of the Date of Termination;

          (C) Executive's Primary Social Security Benefit (as that term is defined in SERP) shall mean the annual primary insurance amount to which the Executive is entitled or would, upon application therefor, become entitled at age 65 under the provisions of the Federal Social Security Act as in effect on the Date of Termination assuming that Executive received annual income at the rate of his Base Salary from the Date of Termination until his 65th birthdate which would be treated as wages for purposes of the Social Security Act;

          (D) the monthly benefit under SERP determined using the foregoing criteria shall be multiplied by 12 to determine an annual benefit; and

          (E) the present value of such annual benefit shall be determined by multiplying the result in (D) by the appropriate actuarial factor, using the most recently published interest and mortality rates published by the Pension Benefit Guaranty Corporation which are effective for plan terminations occurring on the Date of Termination, using Executive's age to the nearest year determined as of that date. If, as of the Date of Termination, the Executive has previously satisfied the eligibility requirements for Early Retirement under The TJX Companies, Inc. Retirement Plan, then the appropriate factor shall be that based on the most recently published "PBGC Actuarial Value of $1.00 Per Year Deferred to Age 60 and Payable for Life Thereafter -- Healthy Lives," except that if the Executive's age to the nearest year is more than 60, then such higher age shall be substituted for 60. If, as of the Date of Termination, the Executive has not satisfied the eligibility requirements for Early Retirement under The TJX Companies, Inc. Retirement Plan, then the appropriate factor shall be based on the most recently published "PBGC Actuarial Value of $1.00 Per Year Deferred To Age 65 And Payable For Life Thereafter -- Healthy Lives."

          (F) the benefit determined under (E) above shall be reduced by the value of any portion of Executive's SERP benefit already paid or provided to him in cash or through the transfer of an annuity contract.

     (b) Until the second anniversary of the Date of Termination, the Company shall maintain in full force and effect for the continued benefit of Executive and his family all life insurance, medical insurance and disability plans and programs in which Executive was entitled to participate immediately prior to the Change of Control, provided that Executive's continued participation is possible under the general terms and provisions of such plans and programs. In the event that Executive is ineligible to participate in such plans or programs, the Company shall arrange upon comparable terms to provide Executive with benefits substantially similar to those which he is entitled to receive under such plans and programs. Notwithstanding the foregoing, the Company's obligations hereunder with respect to life, medical or disability coverage or benefits shall be deemed satisfied to the extent (but only to the extent) of any such coverage or benefits provided by another employer.




                              E - 2

     (c) For a period of two years after the Date of Termination, the Company shall make available to Executive the use of any automobile that was made available to Executive prior to the Date of Termination, including ordinary replacement thereof in accordance with the Company's automobile policy in effect immediately prior to the Change of Control (or, in lieu of making such automobile available, the Company may at its option pay to Executive the present value of its cost of providing such automobile).

     E.2.  Incentive Benefits Upon a Change of Control.  Within
30 days following a Change of Control, whether or not Executive's employment has terminated or been terminated, the Company shall pay to the Executive the following in a lump sum:

          (i) an amount equal to the "Target Award" under the Company's Management Incentive Plan or any other annual incentive plan which is applicable to Executive for the fiscal year in which the Change of Control occurs. In addition the Company will pay to Executive an amount equal to such Target Award prorated for the period of active employment during such fiscal year through the Change of Control; and

          (ii) for Performance Cycles not completed prior to the Change of Control, an amount with respect to each such cycle equal to the maximum Award under LRPIP specified for Executive for such cycle, unless Executive shall already have received payment of such amounts. Executive shall also be entitled to payment of any unpaid amounts owing with respect to cycles completed prior to the Change of Control.

     E.3. Payments under Section E.1. and Section E.2. of this Exhibit shall be made without regard to whether the deductibility of such payments (or any other payments to or for the benefit of Executive) would be limited or precluded by Internal Revenue Code
Section 280G and without regard to whether such payments (or any other payments) would subject Executive to the federal excise tax levied on certain "excess parachute payments" under Internal Revenue Code Section 4999; provided, that if the total of all payments to or for the benefit of Executive, after reduction for all federal taxes (including the tax described in Internal Revenue Code Section 4999, if applicable) with respect to such payments ("Executive's total after-tax payments"), would be increased by the limitation or elimination of any payment under Section E.1. or Section E.2., amounts payable under Section E.1. and Section E.2. shall be reduced to the extent, and only to the extent, necessary to maximize Executive's total after-tax payments. The determination as to whether and to what extent payments under Section E.1. or Section E.2. are required to be reduced in accordance with the preceding sentence shall be made at the Company's expense by Coopers & Lybrand or by such other certified public accounting firm as the Committee may designate prior to a Change of Control. In the event of any underpayment



                              E - 3

or overpayment under Section E.1. or Section E.2., as determined by Coopers & Lybrand (or such other firm as may have been designated in accordance with the preceding sentence), the amount of such underpayment or overpayment shall forthwith be paid to Executive or refunded to the Company, as the case may be, with interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Internal Revenue Code.

     E.4. Other Benefits. In addition to the amounts described in Sections E.1. and E.2., Executive shall be entitled to his benefits, if any, under Sections 3(b)(i) (PARS), 3(b)(ii) (previously granted stock options), 3(c) (Performance-Based Deferred Stock), 3(f) (New Stock Options), and 3(h) (Qualified Plans).

     5.  Noncompetition; No Mitigation of Damages; etc.

          (a) Noncompetition. Upon a Change of Control, any agreement by Executive not to engage in competition with the Company subsequent to the termination of his employment, whether contained in an employment contract or other agreement, shall no longer be effective.

          (b) No Duty to Mitigate Damages. Executive's benefits under this Exhibit E shall be considered severance pay in consideration of his past service and his continued service from the date of this Agreement, and his entitlement thereto shall neither be governed by any duty to mitigate his damages by seeking further employment nor offset by any compensation which he may receive from future employment.

          (c) Legal Fees and Expenses. The Company shall pay all legal fees and expenses, including but not limited to counsel fees, stenographer fees, printing costs, etc. reasonably incurred by Executive in contesting or disputing that the termination of his employment during a Standstill Period is for Cause or other than for good reason (as defined in the definition of Change of Control Termination) or obtaining any right or benefit to which Executive is entitled under this Agreement following a Change of Control. Any amount payable under this Agreement that is not paid when due shall accrue interest at the prime rate as from time to time in effect at the First National Bank of Boston, until paid in full.

          (e)  Notice of Termination.  During a Standstill
     Period, executive's employment may be terminated by the Company only upon 30 days' written notice to Executive.









                              E - 4